AMENDMENT TO THE INVESTMENT MANAGEMENT CONTRACT


                THIS AMENDMENT TO THE INVESTMENT MANAGEMENT CONTRACT is made as of April 24, 2003, by and between DELAFIELD FUND, INC., a Maryland corporation (the "Fund") and REICH & TANG ASSET MANAGEMENT, LLC, (the "Manager").


                              W I T N E S S E T H:


                WHEREAS, the Fund and the Manager are parties to an Investment Management Contract dated as of October 30, 2000 (the "Management Contract"), pursuant to which the Manager serves as the investment manager for the Fund; and

                WHEREAS, the Fund's shareholders have approved an amendment to the Fund's Rule 12b-1 Distribution and Service Plan implementing an annual service fee of 0.25% of average daily net assets pursuant to a Shareholder Servicing Agreement; and

                WHEREAS, the Fund and Manager desire to amend the Management Contract to reflect a modification of the fee payable by the Fund to the Manager under such contract.

                 NOW, THEREFORE, the parties hereby agree as follows:

                 1. The first sentence of Paragraph 5 of the Management Contract is hereby amended to read as follows:


                           In  consideration  of the  foregoing we will pay you
                  a fee at the annual rate of 0.80% on the first $250 million of net assets of the Fund; 0.75% on the next $250 million of net assets of the Fund; and 0.70% on all net assets of the Fund over $500 million.


                 2. The Management Contract, as expressly amended hereby, shall continue in full force and effect.

                 IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO THE INVESTMENT MANAGEMENT CONTRACT as of the day and year first above written.

                                             DELAFIELD FUND, INC.



                                             By:/s/Rosanne Holtzer
                                             Name:Rosanne Holtzer
                                             Title:  Secretary

                                             REICH & TANG ASSET MANAGEMENT, LLC


                                             By:/s/Richard De Sanctis
                                             Name:Richard De Sanctis
                                             Title:Executive V.P. and Chief
                                             Financial Officer